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                                                                     Exhibit 5.1

                                       August 12, 1999



Connetics Corporation
3400 West Bayshore Road
Palo Alto, California 94303

     RE: REGISTRATION STATEMENT ON FORM S-8
         ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with Securities and Exchange Commission on or about August 13, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1994 Stock Plan (as to 500,000 shares), of the 1995 Director Option Plan (as to 150,000 shares), of the 1998 Supplemental Stock Plan (as to 274,250 shares), and of the 2000 Stock Plan (as to 600,000 shares)(collectively, the "Option Shares" and the "Plans"). As legal counsel for Connetics Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of Option Shares pursuant to the Plans.

     It is our opinion that the Option Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Sincerely yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       A Professional Corporation


                                       /s/ J. CASEY McGLYNN